AGREEMENT

                                                                   Exhibit 10.12

THIS AGREEMENT is entered into this 23rd day of November 2004 by and among Capco Energy, Inc., a Colorado Corporation ("Seller"), and Ilyas Chaudhary, an individual ("The Buyer").

Whereas, Capco has ownership interests and rights ("Ownership Rights") in certain oil and gas properties, lands, pipelines and other miscellaneous equipment, all located in the states of Michigan and Montana.

Whereas Capco received the Ownership Rights by way of consideration paid by Capco and as described in agreements dated February 4,2002, and March 22,2004, between Capco and Omimex Energy, Inc. and Omimex Resources, Inc, respectively ("Omimex"), and attached herein as Exhibit "A".

Whereas the Ownership Rights are burdened by certain debt by Guaranty Bank as described in the agreements attached herein as Exhibit "A".

Whereas Capco desires to sell and transfer the Ownership Rights and all associated obligations to Ilyas Chaudhary.

Now, therefore it is agreed that:

1. The purchase price agreed between the parties for such Ownership Rights is $4-7 million USD, to be paid as follows:

      o     $700,000 paid in cash on or before December 1 st 2004.

      o $700,000 by January 31st 2005. Buyer shall make such payment in cash. Buyer shall retain the option to pay all or part of this payment by delivering common shares of Capco Energy, Inc. The amount of shares to be delivered shall be based upon an average of the closing bid price of Capco Energy, Inc shares for the immediate 5 days preceding the due date.

      o Approximately $3,300,000 by assumption of the outstanding debt on the property.

2. The Effective and Closing date of the sale shall be December 31st 2004. On the Closing date, Buyer shall wire $700,000 and Capco shall assign the Ownership Rights.

3. Capco shall, prior to the due date of the next payment of $700,000 provide schedules for the debt and other production adjustments to the Buyer. Such amount shall be adjusted and the Buyer shall be responsible to make the payment based upon the adjustment provided.

4. Upon execution of this agreement, Capco shall obtain consent from Omimex and Guaranty Bank, if required, to assign the Ownership Rights.

5. The Assets are being sold without warranty of any kind and on an "As Is Where Is" basis.

6. As this is a related party transaction, and the Buyer is also the CEO of Capco, Capco shall obtain Board of Director approval for this transaction.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first set forth above.

SELLER:                                                     BUYER:
Capco Energy, Inc.


/s/ Mike Myers                                     /s/ Eyas Chaudhary
-----------------------------                      -----------------------------
By: its President                                  By: Ilyas Chaudhary


/s/WC Vance
-----------------------------
By: Walton C. Vance (witness)